                                                                   EXHIBIT 10.49

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                         PROFESSIONAL SERVICES AGREEMENT
                   (FOR USE WITH MANUFACTURING SERVICES ONLY)

This Professional Services Agreement (this "Agreement") is hereby entered into on this 2nd day of December 2003 by and between LeCroy Corporation, of 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977-6499, (hereinafter "Customer") and Plexus Services Corp., of 55 Jewelers Park Drive, Neenah, WI 54956, (including its subsidiaries and affiliates, "Plexus").

WHEREAS, Plexus is in the business of providing manufacturing services that include the custom manufacture of printed electronic circuit boards, systems and related services;

WHEREAS, the parties desire to establish the terms and conditions that will apply to Customer's purchase from Plexus of certain printed electronic circuit boards and/or systems and related services (hereinafter "Products");

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. PURCHASE ORDERS; FORECASTS; MATERIALS. Customer will issue purchase orders ("P0") to Plexus in advance of Customer's requested delivery date. This time period will be at least four (4) weeks in advance of Customer's requested delivery date. Customer will also send Plexus a weekly forecast covering the next twenty-six (26) weeks of expected demand. The first four (4) weeks of this forecast will become frozen and the forecasted quantities listed in the weekly forecast are not subject to cancellation or rescheduling by Customer, On a monthly basis, Customer will supply Plexus with a twelve (12) month rolling forecast which will be used for planning purposes and procuring long lead-time components. The form and content of purchase orders and forecasts will be mutually determined. The sale of Product contemplated herein will be made by Plexus under the terms of this Agreement unless otherwise specifically agreed by both parties in writing by amendment hereto. On a monthly basis, Plexus will provide Customer a purchase order for material Plexus purchases from Customer with scheduled deliveries at Plexus six (6) months after the issuance of the purchase order or as otherwise agreed to in writing by both Customer and Plexus. This Plexus purchase order shall be issued in accordance with either Customer's forecast or P0 demand for Product and all such purchase orders shall be cancelable, or material purchased by Plexus from Customer returnable, free of charge, if Customer changes its forecast or P0 demand to Plexus. All payments made by Plexus for material purchased from Customer will be at payment terms of ..5% 10, net 45 from the material ship date to Plexus.

Customer understands that Plexus will rely on Customer purchase orders and forecasts to order and purchase materials necessary to fulfill the orders and forecasts. Orders with suppliers may be non-cancelable and materials received by Plexus non-returnable to suppliers. Accordingly, once Plexus has ordered or purchased materials in support of Customer's purchase orders or forecasts, Customer will be liable for such materials in the event the same are not consumed as and when contemplated by the orders or forecasts on which Plexus relied to order or purchase such materials. Customer acknowledges that this liability will include (i) any unconsumed minimum or economic order quantities of materials required to be purchased or ordered by suppliers, which may exceed Customer's actual forecast or order demand; and (ii) materials ordered or purchased by Plexus to support Customer's requested increase of, or flexibility to increase, the quantity of Products ordered or forecasted. Plexus and Customer will review these liabilities on a monthly basis.

Plexus will support the capability to increase the forecast by twenty-five percent (25%) for Products forecasted to be delivered more than four (4) weeks from Customer's requested increase by purchasing the additional Components from the supplier. Within the fifth to eighth week period prior to the forecasted deliveries, Customer may decrease the forecasted shipments fifty percent (50%). Beyond week eight (8) there are no stated constraints on upside or downside. Customer's liability for Obsolete Components or Excess Components procured to meet the upside and downside flexibility requirement listed above is outlined below.

The following is a description of the way Excess Components will be managed between Plexus Services Corp and Customer:

Customer will place a deposit of $[**] with Plexus for Excess Components on or by September 30, 2003. For this consideration, Plexus will maintain in its own inventory up to $[**] of Excess Components through the period ended March 31, 2004. If the value of Excess Components exceeds $[**] during this period, Plexus will require, and Customer will promptly pay, additional deposit coverage such that its exposure will not exceed $[**]. Risk of loss and ownership of Excess Components shall remain with Plexus.

From April 1, 2004 forward, the required deposit from Customer will be calculated as Excess Components less 5% average monthly sales volume. The average monthly sales volume will be calculated based on the prior three months' rolling average. Should the required deposit exceed $[**], Customer shall submit to Plexus an increased deposit for the additional Excess Components held at Plexus.

Any Excess Components held by Plexus with or without a Customer deposit for nine
(9) months shall be invoiced at the quoted cost plus markup as outlined in the quotation.

Customer will be notified and will pre-approve any purchases of material that will generate greater than $500 per component line item of potential Excess Components per the forecast in place at the time of transaction.

Plexus will provide Customer with a list of Components with Minimum Order Quantity ("MOQ") requirements each quarter. Customer will pre-approve such list in writing and Plexus shall be authorized to procure such Components to support Customer's Forecasts, Purchase Orders, upside flexibility requirements plus any MOQ Components. Plexus agrees that at the end of each month it will notify Customer of (i) the quantity and value of:
(a) materials it has on-hand and ordered; and (ii) any known liability of Customer pursuant to the descriptions above in Section 1. To the extent Plexus knows of Obsolete Component or Excess Component liability of Customer hereunder and does not so notify Customer within sixty (60) business days, Customer shall not be responsible for such liability. Customer agrees to review the Customer liabilities relating to Obsolete Components and issue a separate purchase Order and payment and written disposition for all items within ten (10) business days of receipt of notification by Plexus. Obsolete Components shall mean those components in inventory or on-order, within liabilities listed in Section 1 Material, that do not appear on a Customer bill of materials, or which appear on a Customer bill of materials of an assembly that has no demand. Excess Components shall mean those components in inventory or on-order that are projected to be consumed by Customer demand, but not within the next ninety (90) calendar days or Components at Plexus that have aged for more than ninety (90) calendar days.

In all cases, however, before Customer will be required by Plexus to purchase any such materials, Plexus agrees to use reasonable efforts to minimize Customer's liability by returning the these materials to suppliers, canceling orders with suppliers, or using these materials to manufacture product for other Plexus customers whose demand reflects a current need for such materials.

The remittance of a deposit by Customer under this Agreement will represent a security to Plexus for Customer's Component liability under this Agreement. Plexus and Customer will review any amounts on deposit with Plexus from time to time at either party's discretion and make adjustments to the same to reflect the-then current component value of Excess Components on-hand and on-order at Plexus. Plexus may hold any such deposits made by Customer under this Agreement in any manner at its discretion. Title and risk of loss for Components against which a deposit has been made shall remain with Plexus. Plexus will also retain responsibility to insure and warehouse such components according to Plexus' then-current practices. In addition, in the event this Agreement or the manufacturing relationship between Customer and Plexus has terminated, any deposits from Customer then held by Plexus will convert, at Plexus' option, into a payment by Customer for any Components on-hand or on-order at Plexus and relating to an assembly. Upon the conversion of any deposit into a payment by Customer for Components, Plexus will ship such Components as soon as practicable FOB Plexus' facility.

Upon the expiration or earlier termination of this Agreement, said deposit sum shall be returned to Customer only after all financial liabilities owed to Plexus by Customer have been fulfilled to the reasonable satisfaction of Plexus.

Component Cost Purchase Price Variance. Plexus agrees to notify Customer in writing of Component purchases related to schedule changes that will create adverse purchase price variance. Customer shall provide Plexus with written approval of such adverse purchase price variance prior to Plexus purchasing such Components. Customer shall then reimburse Plexus for purchase price variance previously approved at the end of the quarter.

2. CUSTOMER FURNISHED MATERIAL

To be added by amendment.

3. SHIPMENT AND DELIVERY. All Products shipped by Plexus to Customer pursuant to Customer purchase orders will be shipped FOB Plexus' facility. These terms will require Plexus to provide to Customer a Delivery Notice at the time of shipment so that Customer may "receive" the goods into a virtual location and create the requisite liability. This will be important to the extent shipments in-transit to Customer's cross-financial reporting periods.

If Plexus fails to make deliveries as specified by Customer and accepted by Plexus on Customer's purchase order and such failure is caused solely by Plexus, Plexus will, at no additional cost to Customer, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

Plexus agrees that it has an affirmative responsibility to notify Customer, in writing, promptly if it becomes aware of any factor, event, or circumstance that may affect its ability to procure materials or items, to accomplish manufacturing activities, or to otherwise fail to effect deliveries in accordance with the forecasts described in Section 1. Plexus will use its reasonable best efforts to meet delivery dates and shall advise Customer promptly if a delay is anticipated or encountered, stating the reasons for the delay, and providing a projected delivery date. The issuance of such a notice shall not excuse Plexus from any default or performance obligation, unless Customer provides written consent.

4. PRICING AND PAYMENT. Pricing for Products will be reviewed and agreed to by the parties at periodic and mutually determined pricing reviews conducted by the parties. Unless otherwise expressly agreed to in writing, prices for the product will not include, and Customer will be liable for, any sales, use, excise, value added or similar taxes imposed on the sale of product to Customer. All payments made by Customer will be made via electronic funds transfer and received by Plexus in US Dollars within forty-five (45) days from the date of invoice. When Customer pays the invoice amount within ten (10) days from the issue date of the invoice, the Customer is entitled to receive a .5% discount from payment obligations. Customer will be given an opportunity to supply tax exemption or resale certificates where applicable. Customer shall make payment to (Bank One, 1 Bank One Plaza, Chicago IL 60670, Account # 1109115 / ABA # 071000013, To:
Plexus Corp. unless otherwise directed by Plexus.). However, Customer acknowledges that Plexus may change such payment terms, and any other credit terms, limits or vehicles granted by Plexus to Customer during the course of the performance of this Agreement, will be subject to periodic review. Plexus shall not make any adverse change in the Customer's payment terms unless warranted by an adverse change in Customer's ability to pay or credit history. For the purpose of this Section, Plexus will review the following criterion when evaluating the status of the Customer's credit history: sales growth, net income growth, positive cash flow, invoices paid consistently within terms, Customer's demand and current economic conditions.

5. STANDARD OF PERFORMANCE. Plexus shall manufacture and distribute Products in accordance with Customer's manufacturing specifications as accepted by Plexus which shall not be unreasonably withheld and applicable laws and regulations, and shall maintain in full force and effect all material operating licenses and other permits necessary for the performance of Plexus' obligations hereunder. Plexus shall use commercially reasonable efforts to maintain the productivity, yields and quality of its production of Products and practice the "continuous improvement" approach in accordance with good manufacturing practice. Plexus agrees to notify Customer of any significant Composition, Facility, Manufacturing process, or specification changes prior to implementation and to obtain Customer's written confirmation that such change is acceptable before implementing the change.

Commitment to quality is a primary requirement of this Agreement. Plexus agrees to ensure continued quality improvement in the manufacturing processes of the Product covered under in this Agreement. Plexus agrees to participate in, and play a proactive role in all applicable Design for Manufacturability ("DFM") reviews, Cost Reduction programs or initiatives, or Quality Assurance programs or initiatives, at the request of Customer, with the specific goal of improving manufacturability of design, reducing cost, improving quality, or reducing lead-times.

Plexus must respond in writing within thirty (30) calendar days to any complaints made in writing by Customer, and such response shall contain an acknowledgment of receipt of the complaint and a plan for investigation for any such complaint.

6. LIMITED WARRANTY. Plexus warrants that such Product will be free and clear of all liens and encumbrances and that Plexus will convey good and marketable title to such Product (provided that this Limited Warranty will not be construed as a warranty of non-infringement). Except as set forth below, Plexus warrants that the Products will be free from defects in workmanship performed by Plexus for a period of one (1) year from the date of shipment where the Products do not conform to the manufacturing specifications agreed to in writing by Plexus and Customer. Plexus shall repair or replace, at Plexus' option and free of charge, Products that are returned to Plexus securely packaged and insured within the warranty period, and which bear a return material authorization ("RMA") number issued by Plexus to Customer, and which upon examination Plexus determines in its reasonable discretion to be covered by the warranty herein. Plexus' warranty for replacement or repaired Products will be the same as the warranty stated herein provided that the duration of such warranty shall be limited to the duration of the warranty which remained on the original defective Products returned to Plexus as of the date of Plexus's receipt of the same. Plexus will respond to Customer promptly after receiving an RMA number request and any non-conforming Product with the warranty herein shall be repaired or replaced and returned to Customer or its designees within thirty (30) days from the date of the Product receipt at Plexus. Plexus will return any defective Products repaired or replaced under warranty herein pursuant to this paragraph to Customer or its designees with freight pre-paid. The packaging and handling expenses incidental thereto (including the applicable transportation costs) of the Product repaired or replaced under Warranty will be borne exclusively by Plexus. Non-warranty repairs, when requested by Customer, will be charged at the then-current rate.

This warranty does not apply to:

a) Design deficiencies. Plexus expressly disclaims any warranty relating to design deficiency.

b) Malfunctions, defects, or failures resulting from misuse; abuse; accident; neglect; improper installation, operation or maintenance; theft; vandalism; acts of God; power failures or surges; casualty; alteration, modification, or repairs by any party other than Plexus; or any other cause beyond Plexus' reasonable control.

c) Materials incorporated into the Products, provided that Plexus will transfer to Customer any transferable materials warranties obtained by Plexus from suppliers.

d) Products shipped by Plexus and not tested according to agreed upon test procedures at the direction of Customer. Plexus agrees to provide Customer with test documentation for Products by serial number upon written request.

THE FOREGOING CONSTITUTES CUSTOMER'S SOLE REMEDIES AGAINST PLEXUS FOR BREACH OF WARRANTY CLAIMS. EXCEPT AS PROVIDED IN THIS SECTION, PLEXUS MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS OR ITS SERVICES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NONINFRINGEMENT, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE. PLEXUS MAKES NO WARRANTY WITH RESPECT TO SOFTWARE. ALL SOFTWARE IS PROVIDED "AS IS."

7. MONITORING OF MANUFACTURING ACTIVITIES AND INSPECTION. Plexus shall grant Customer and its employees, representatives or agents access to its production facilities with advance notification, and shall allow them to observe, inspect and, depending on the circumstances, monitor the production of Products. If requested by Customer, Plexus shall also make a reasonable effort to have its subcontractors also grant Customer access to their production facilities, and allow Customer to also observe, inspect and monitor their manufacturing activity to the extent relevant for the production of components.

Unless otherwise specified and agreed upon, the material to be furnished under this order shall be subject to Plexus' standard inspection at the place of manufacture. If it has been agreed upon and specified in an order that Customer is to inspect or provide for inspection at the site of manufacture, such inspection shall be in a timely manner and so conducted as to not interfere unreasonably with Plexus operations, and consequent approval or rejection shall be made before shipment of the material.

No items that deviate from the Purchase Order requirements shall be shipped to Customer or its designee, unless such shipment is approved in advance in writing by Customer.

Customer shall have the right to inspect Components at Plexus' manufacturing facilities and Plexus shall reasonably cooperate with Customer in that regard. If an inspection or test is made on Plexus' premises, Plexus shall provide Customer's inspectors with reasonable facilities and assistance at no additional charge. Customer must provide advance written notice of a desire to conduct an inspection of at least two (2) business days prior to the beginning of such inspection. Such inspection shall be conducted only during normal business hours and in compliance with all Plexus' safety and security requirements.

8. TOOLING AND EQUIPMENT. All jigs, molds, fixtures, dies and patterns (hereinafter referred to as "tooling") and all computers (hardware and software), printers and other fixtures (hereinafter referred to as "equipment") paid for by Customer shall become the property of Customer. Tooling or equipment acquired or fabricated by Plexus and paid for by Customer pursuant to this Agreement shall be marked "Property of LeCroy Corporation" and with the tool and equipment number assigned by Customer, and shall be consigned to Plexus. Plexus shall maintain such tooling in good condition at all times, shall effect necessary repairs to same, and shall modify such tooling and equipment as directed by Customer, all at Customer's expense. Plexus shall be responsible for any damage to the tooling and equipment that is not attributable to normal wear and tear. Customer has the right at any time to remove any and all Customer owned tooling and equipment pursuant to Section 11 of this Agreement. Customer makes no warranties of any kind as to the suitability of tooling acquired or fabricated by Plexus and paid for by Customer, as contemplated above, and Plexus assumes full responsibility for any and all risks and liabilities for property damage or personal damage or injury that may arise from Plexus' installation, modification, operation and removal of the tooling.

Plexus will quote tooling and equipment costs and repairs separately, and will not incur any such cost without Customer's prior written approval. Customer will pay only those tooling and equipment costs actually incurred by Plexus, with markup as outlined in the quotation, and Customer will have the option to amortize its payments over a reasonable period of time, not to exceed twelve
(12) months from the date of delivery, or number of units to be agreed by the parties. In the event that the amortization payments made by Customer to Plexus have not paid off the balance due to Plexus at the end of twelve (12) months, Customer agrees to remit payment to Plexus for the balance within thirty (30) calendar days of Plexus' written notice to Customer. Plexus will substantiate all such costs, which will not exceed the initial agreed estimate unless Plexus has provided Customer with prior written notification of such change in cost and Customer has approved such change.

9. SECURITY. Certain Plexus employees will be approved for access to Customer's ERP and other systems to perform specific authorized transactions. Customer will approve all access to Customer systems. A list of Plexus employees (names, titles, reason for access) will be maintained by Plexus and supplied to Customer. If any of the listed employees terminate employment with Plexus, or change roles, Customer will be notified within five (5) business days in order that their access to Customer systems will also be terminated.

Access to Customer's ERP system will not be provided to any persons other than to designated Plexus employees. The access will be used by Plexus employees for as long as such person is providing services directly to Customer or in support of Plexus' business purposes with Customer under this Agreement. The system may not be used for any purposes other than those described herein.

Since Customer products are software intensive, and in particular Windows OS based, virus protection is of utmost concern. Customer customers depend on 100% rigor in the security environment during oscilloscope production to prevent any possibility of shipping products infected with a virus. Therefore Customer requires that Plexus maintain a physically controlled and procedurally secure work environment surrounding its Customer production area, physically and functionally.

10. INDEMNITY. Customer agrees to defend at its expense, hold harmless and indemnify Plexus, including its officers, directors, and employees, from and against any judgments, liabilities, claims, demands, expenses, losses or costs (including reasonable attorneys' fees) arising from Plexus' compliance with Customer designs or specifications and any claim or action relating to the functioning of the Products, or any product(s) of which they are a part, whether such claims or actions be in the nature of public or product liability, contract liability, intellectual property infringement, or otherwise during or following the term of this Agreement; provided that Plexus: (i) gives Customer prompt notice of any such claims; (ii) renders reasonable assistance at Customer's expense; and (iii) permits Customer to direct the defense or the settlement of such claims.

Plexus agrees to defend, at its expense, hold harmless and indemnify Customer, including its officers, directors, and employees, from and against any and all actions, claims, demands, liabilities, suits, losses, damages, costs, expenses and judgments (including reasonable attorney's fee thereof) on account of personal injury or tangible property damage by whomever made, to the extent arising out of, related to, occasioned by or attributable to any breach by Plexus of any provisions of this Agreement or any wrongful or negligent act or omission by Plexus, its employees or agents in the performance thereof; provided that Customer: (i) gives Plexus prompt notice of any such claims; (ii) renders reasonable assistance at Plexus' expense; and (iii) permits Plexus to direct the defense or the settlement of such claims.

11. TERM; TERMINATION. This Agreement shall remain in effect for a period of one
(1) year from the date first written above. Thereafter, this Agreement shall automatically renew for successive one (1) year periods. However, either party may terminate this Agreement at any time and for any reason upon one hundred eighty (180) days prior written notice to the other party. In addition, either party may terminate this Agreement in the event that the other party (i) fails to cure a material default under this Agreement within thirty (30) days after receiving written notice thereof; or (ii) becomes insolvent, files or has filed against it a petition in bankruptcy, makes an assignment for the benefit of creditors, or generally becomes unable to pay its debts as they become due. Sections 1,2,4,6,8, 10, 11, 12, 15, 17, 19, and 20 of this Agreement shall survive the termination of this Agreement.

12. LIMITATION OF LIABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL PLEXUS BE LIABLE TO CUSTOMER FOR ANY LOSS OF PROFITS, LOSS OF USE, OR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND, WHETHER OR NOT PLEXUS IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE, OR ESSENTIAL PURPOSE, OF ANY REMEDY.

13. FORCE MAJEURE. Plexus shall not be liable for any delay in or failure of performance under this Agreement due to any contingency beyond Plexus' reasonable control, including, but not limited to, an act of God, war, acts of terrorism, insurrection, fire, riot, strikes or labor unrest, sabotage, an act of public enemy, flood, storm, accident, component shortages, equipment failure, laws or regulations ; provided that Plexus gives Customer written notice of such cause within seven (7) calendar days of the discovery of the event and uses its reasonable efforts to remedy such delay in its performance.

14. ASSIGNMENT. Neither Plexus nor Customer shall assign any of its rights or delegate any of its responsibilities under this Agreement unless agreed to by both parties in writing. Both parties must agree in writing before Products are transferred to manufacturing facilities outside of Neenah, WI.

15. GOVERNING LAW, The parties hereby agree that this Agreement shall be governed by and will be construed in accordance with the laws of the State of New York, irrespective of the conflicts of law provisions thereof.

16. RELATIONSHIP. Neither party is designated or appointed an agent or representative to the other party and no party will have any authority, either express or implied, to create or assume any agency or obligation on behalf of or in the name of the other party. The relationship of Plexus to Customer is that of independent contractor, and neither party will have any responsibility for or obligations to the employees of the other.

17. NO LICENSE. The manufacture of Products for Customer hereunder does not convey to either party any license, express or implied, under any patent, copyright or maskwork of the other party except as necessary for each party to perform its obligations under this Agreement.

18. FURTHER ASSURANCES. Each party agrees that, upon the reasonable request of the other party hereto, such party will adhere to processes and procedures in furtherance of and consistent with the terms and conditions set forth in this Agreement. Such processes and procedures will not be deemed a modification of this Agreement, however, unless signed by duly authorized officers of both parties. Plexus covenants that it shall not modify the Product nor create derivative works based on the Product in any way without the express written consent of Customer.

19. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. If any provision of this Agreement is adjudged to be unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement. The parties cooperated in the preparation and negotiation of this Agreement and this Agreement will not be construed against or in favor of any party by virtue of the identity, interest, or affiliation of its preparer. Failure by either party to exercise any right granted in this Agreement shall not be deemed a waiver of such right. A waiver of any right under this Agreement must be in writing and signed by an authorized representative of the party making such waiver. This Agreement is the entire understanding between Plexus and Customer with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, dealings and negotiations, whether oral or written. No modification, alteration or amendment shall be effective unless made in writing and signed by duly authorized officers of both parties. All purchases by Customer during the term of this Agreement shall be governed only by the terms and conditions of this Agreement, notwithstanding any preprinted terms and conditions on any Plexus or Customer forms or documents.

On or prior to the date of this Agreement, Plexus shall, for purposes of United States backup withholding tax and information reporting requirements, provide Customer with an executed copy of Internal Revenue Service Form W-9 or any successor form.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to by an original, but all of which, when taken together, shall constitute one and the same instrument.

20. CONFIDENTIAL INFORMATION. Plexus and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information. Each Party acknowledges that it may have heretofore received and may from time to time hereafter receive Confidential Information of the other Party, and such Party receiving such Confidential Information shall do the following:(i) maintain such Confidential Information in confidence and shall not disclose such information to any third party; (ii) not use such Confidential Information other than in the performance of this Agreement; and (iii) disclose such Confidential Information to its employees or to employees of its affiliates only to the extent that such employees need to know such Confidential Information to carry out the receiving Party's obligations under this Agreement.

All original documents, submitted by either party, which contain, without limitation, specifications, drawings and procedures, intellectual property rights and know-how remain exclusive property of the disclosing party. Each party agrees to use such documents for the purpose of this Agreement only. Further, nothing contained in this Agreement shall be construed to grant either party any ownership, title to or interest in any trademark, trade name, service mark or logo, of the other party.

21. INSURANCE OF PLEXUS. Plexus shall procure reasonably adequate insurance for product liability damages arising out of the sale or use of the Products. Plexus shall maintain comprehensive general liability insurance and other insurance, on an occurrence basis, for injury to or death of any person(s) or damage to property of not less than $10,000,000 in aggregate.

22. ENGINEERING CHANGES. Customer may, upon advance written notice to Plexus, submit engineering changes for incorporation into the Product. It is important that this notification include documentation of the change to effectively support an investigation of the impact of the engineering change. Plexus will make a reasonable effort to review the engineering change and report to Customer. If any such change affects the price, delivery, or quality performance of said Product, an equitable adjustment will be negotiated between Plexus and Customer prior to implementation of the change.

Plexus agrees not to undertake significant process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit without prior written notification and concurrence of the Customer.

In witness whereof, the parties have executed this Agreement as of the date first above-written.

LECROY CORPORATION                                   PLEXUS SERVICES CORP.

BY: /s/ Pamela Wiseman                               By: /s/ Paul Ehlers
TITLE: Vice President                                Title: Vice President
Date: 1/16/04                                        Date: 12/22/03